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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of DineEquity, Inc. for the registration of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts, stock purchase units and to the incorporation by reference therein of our reports dated February 25, 2009, with respect to the consolidated financial statements of DineEquity, Inc., and the effectiveness of internal control over financial reporting of DineEquity, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 27, 2009

Los Angeles, California

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm